Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Oroplata Resources, Inc. of our audit report dated January 16, 2018, with respect to the consolidated balance sheets of Oroplata Resources, Inc. as of September 30, 2017 and September 30, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, to be filed on or about July 3, 2018.  Our report dated January 16, 2018, relating to aforementioned financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

July 3, 2018